UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2016

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	001-33500	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Fourth Floor, Connaught House, One Burlington Road, Dublin 4, Ireland

(Address of principal executive offices)

Registrant’s telephone number, including area code: 011-353-1-634-7800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

As previously announced in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 31, 2016, Jazz Pharmaceuticals plc, an Irish public limited company (“Jazz Pharmaceuticals”), Plex Merger Sub, Inc., a Delaware corporation and indirect wholly-owned subsidiary of Jazz Pharmaceuticals (“Purchaser”), and Celator Pharmaceuticals, Inc., a Delaware corporation (“Celator”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”).

Under the terms of the Merger Agreement, Jazz Pharmaceuticals, through Purchaser, commenced a cash tender offer to acquire all of the outstanding shares of Celator’s common stock, par value $0.001 per share (the “Shares”), for $30.25 per Share, net to the seller in cash, without interest (less any required withholding taxes), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 10, 2016 (together with any amendments and supplements thereto, the “Offer to Purchase”), and the Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”).

The Offer expired at the time that was one minute following 11:59 p.m., New York City time, on July 11, 2016 as scheduled and was not extended. According to American Stock Transfer & Trust Company, the depositary for the Offer, a total of 36,516,173 Shares were validly tendered and not validly withdrawn as of the expiration of the Offer, which represented approximately 81.13% of the then outstanding Shares. The condition to the Offer that there shall have been validly tendered and not validly withdrawn prior to the expiration of the Offer that number of Shares that, when added to the Shares then owned by Jazz Pharmaceuticals or Purchaser, would represent one Share more than 50% of the then outstanding Shares (including any Shares issuable to holders of warrants of the Company that are deemed exercised in accordance with their terms immediately prior to such time) had been satisfied and as a result, Purchaser accepted for payment all Shares that were validly tendered and not validly withdrawn, and payment for such Shares has been initiated by the depositary. In accordance with the terms of the Offer, the depositary will act as agent for tendering stockholders for the purpose of receiving payments for tendered Shares and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. In addition, notices of guaranteed delivery have been delivered with respect to 2,016,237 additional Shares, representing approximately 4.48% of the outstanding Shares.

On July 12, 2016, Purchaser completed its acquisition of Celator pursuant to the terms of the Merger Agreement. Purchaser merged with and into Celator, in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, with Celator continuing as the surviving corporation and as an indirect wholly-owned subsidiary of Jazz Pharmaceuticals (the “Merger”). Pursuant to the Merger Agreement, at the time the Merger became effective (the “Effective Time”), each Share then outstanding (other than Shares (i) owned by Celator, (ii) owned by Jazz Pharmaceuticals or Purchaser or (iii) held by a Celator stockholder who validly exercised appraisal rights under Delaware law with respect to such Shares), was converted into the right to receive $30.25, net to the seller in cash, without interest (less any required withholding taxes), which is the same price per Share as was paid in the tender offer.

The description of the Merger and the Merger Agreement contained in this Introductory Note does not purport to be complete and is subject to and qualified in its entirety by reference to the Merger Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by Purchaser with the SEC on May 31, 2016, and is incorporated herein by reference as Exhibit 2.1.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The information contained in the Introductory Note of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 12, 2016, Jazz Pharmaceuticals, as guarantor, and four of its wholly-owned subsidiaries, Jazz Securities Limited, a Section 110 company organized under the laws of Ireland (the “Lead Borrower”), Jazz Pharmaceuticals, Inc., a Delaware corporation (the “U.S. Borrower”), Jazz Financing I Limited, a company organized under the laws of Ireland (“Jazz Financing”), and Jazz Pharmaceuticals Ireland Limited, a company organized under the laws of Ireland (“Jazz Ireland” and together with the Lead Borrower, the U.S. Borrower and Jazz Financing, the “Borrowers” and each a “Borrower”), entered into Amendment No. 1 (the “Amendment”) to that certain Credit Agreement, dated as of June 18, 2015 (the “Existing Credit Agreement” and as amended by the Amendment, the “Amended Credit Agreement”), with the lenders from time to time party thereto and Bank of America, N.A., as administrative agent, collateral agent, letter of credit issuer and swing line lender.

The Amended Credit Agreement provides for (i) a revolving credit facility of $1.25 billion (the “Revolving Credit Facility”), which replaces the revolving credit facility of $750 million provided for under the Existing Credit Agreement, and (ii) a $750 million term loan facility (the “Term Loan Facility”) of which approximately $722 million remains outstanding as of the effective date of the Amendment. The Revolving Credit Facility includes a $25 million swing line loan subfacility and a $25 million letter of credit subfacility. Jazz Pharmaceuticals used the proceeds of $1.0 billion of loans under the Revolving Credit Facility and cash on hand to purchase the Shares properly tendered and accepted for payment at the expiration of the Offer as of one minute following 11:59 p.m., New York City time, on July 11, 2016, and expects to use the proceeds from future loans under the Revolving Credit Facility, if any, for general corporate purposes, including corporate development activities. The maturity date of both the Term Loan Facility and Revolving Credit Facility was extended from June 18, 2020 under the Existing Credit Agreement to July 12, 2021.

Loans under the Term Loan Facility and Revolving Credit Facility bear interest, at the applicable Borrower’s option, at a rate equal to either (i) the LIBOR rate, plus an applicable margin ranging from 1.50% to 2.25% per annum, based upon the secured leverage ratio (as defined in the Amended Credit Agreement) or (ii) the prime lending rate, plus an applicable margin ranging from 0.50% to 1.25% per annum, based upon the secured leverage ratio (as defined in the Amended Credit Agreement).

The Borrowers’ obligations under the Amended Credit Agreement and any hedging or cash management obligations entered into with a lender are guaranteed by Jazz Pharmaceuticals and each of Jazz Pharmaceuticals’ existing and subsequently acquired or organized direct and indirect subsidiaries (other than, among other exceptions, certain immaterial subsidiaries, subsidiaries whose guarantee would result in material adverse tax consequences and subsidiaries whose guarantee is prohibited by applicable law). Jazz Pharmaceuticals, the Borrowers and such guarantors are collectively referred to in this Current Report on Form 8-K as the “Loan Parties.”

The Loan Parties’ obligations under the Amended Credit Agreement are secured, subject to customary permitted liens and other agreed upon exceptions, by a perfected security interest in (i) all tangible and intangible assets of the Loan Parties, except for certain excluded assets, and (ii) all of the equity interests of the subsidiaries of the Loan Parties held by the Loan Parties (limited, in the case of the voting equity interests of certain foreign subsidiaries and certain domestic subsidiaries that hold no assets other than equity interests of foreign subsidiaries, to 65% of the voting equity interests of such subsidiaries).

The Borrowers are permitted to make voluntary prepayments at any time without payment of a premium or penalty. The Lead Borrower is required to make mandatory prepayments of outstanding indebtedness under the Amended Credit Agreement (without payment of a premium) with (i) net cash proceeds from certain non-ordinary course asset sales (subject to reinvestment rights and other exceptions), (ii) casualty proceeds and condemnation awards (subject to reinvestment rights and other exceptions) and (iii) net cash proceeds from issuances of debt (other than certain permitted debt). Loans under the Term Loan Facility will amortize in quarterly installments, equal to 5.00% per annum of the aggregate principal amount outstanding on the effective date of the Amendment during the first two years, which shall increase to 7.50% per annum during the third year, 10.00% per annum during the fourth year and 12.50% per annum during the fifth year, with the remaining balance payable on July 12, 2021.

The Amended Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants applicable to Jazz Pharmaceuticals and its consolidated subsidiaries, including, among other things, restrictions on indebtedness, liens, investments, mergers, dispositions, prepayment of other indebtedness and dividends and other distributions. The Amended Credit Agreement contains financial covenants that require Jazz Pharmaceuticals and its restricted subsidiaries not to (i) exceed a maximum secured net leverage ratio or (ii) fall below a cash interest coverage ratio.

Events of default under the Amended Credit Agreement include: (i) the failure by any Borrower to timely make payments due under the Amended Credit Agreement; (ii) material misrepresentations or misstatements in any representation or warranty by any Loan Party when made; (iii) the failure by any Loan Party to comply with the covenants under the Amended Credit Agreement and other related agreements; (iv) certain defaults under a specified amount of other indebtedness of Jazz Pharmaceuticals or its subsidiaries; (v) insolvency or bankruptcy-related events with respect to Jazz Pharmaceuticals, the Borrowers or any material restricted subsidiary; (vi) certain judgments against either Jazz Pharmaceuticals or any of its restricted subsidiaries; (vii) certain ERISA-related events reasonably expected to have a material adverse effect on Jazz Pharmaceuticals and its subsidiaries taken as a whole; (viii) the failure by the collateral documents to create a valid and perfected security interest in any material portion of the collateral purported to be covered thereby; (ix) any material provision of any loan document ceasing to be, or being asserted by Jazz Pharmaceuticals or any of its restricted subsidiaries not to be, valid, binding and enforceable, or a denial in writing by Jazz Pharmaceuticals or any of its restricted subsidiaries of any further liability under the loan documents; and (x) the occurrence of a change in control with respect to Jazz Pharmaceuticals. If one or more events of default occurs and continues, the administrative agent may, with the consent of the lenders holding a majority of the loans and commitments under the facilities, or will, at the request of such lenders, terminate the commitments of the lenders to make further loans and declare all of the obligations of the Loan Parties under the Amended Credit Agreement to be immediately due and payable. If any bankruptcy event of default described in clause (v) above occurs, the commitments will be terminated and the obligations of the Loan Parties under the Amended Credit Agreement will become due and payable automatically without any action by the administrative agent or the lenders.

The foregoing description of the Amended Credit Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the Amended Credit Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.

Item 8.01.	Other Events.

On July 12, 2016, Jazz Pharmaceuticals issued a press release announcing the expiration and results of the Offer. The press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference to this Item 8.01.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

The financial statements required by this Item, with respect to the acquisition described in Item 2.01 herein, will be filed as soon as practicable, and in any event not later than 71 days after the date on which this Current Report on Form 8-K was required to be filed pursuant to Item 2.01.

(b) Pro Forma Financial Information

The pro forma financial information required by this Item, with respect to the acquisition described in Item 2.01 herein, will be filed as soon as practicable, and in any event not later than 71 days after the date on which this Current Report on Form 8-K was required to be filed pursuant to Item 2.01.

(d) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of May 27, 2016, by and among Jazz Pharmaceuticals plc, Plex Merger Sub, Inc., and Celator Pharmaceuticals, Inc. (incorporated by reference to the Current Report on Form 8-K filed by Jazz Pharmaceuticals plc on May 31, 2016).

99.1	Press Release, issued by Jazz Pharmaceuticals plc, dated July 12, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 12, 2016	JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

	By:	/s/ Matthew P. Young
Matthew P. Young
Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of May 27, 2016, by and among Jazz Pharmaceuticals plc, Plex Merger Sub, Inc., and Celator Pharmaceuticals, Inc. (incorporated by reference to the Current Report on Form 8-K filed by Jazz Pharmaceuticals plc on May 31, 2016).

99.1	Press Release, issued by Jazz Pharmaceuticals plc, dated July 12, 2016.